SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2003


                           MICRON ENVIRO SYSTEMS, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)


NEVADA                                                       98-0202944
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(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

789 West Pender Street, Suite 460
Vancouver, British Columbia, Canada                          V6C 1H2
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(Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code           604-646-6903
                                                             ------------

Commission File Number:  000-30258
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(Former name or former address,                              (Zip Code)
if changed since last report.)



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The  following   information   specifies   forward-looking   statements  of  our
management.   Forward-looking   statements  are  statements  that  estimate  the
happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology such as
"may",  "will",  "could",   "expect",   estimate",   "anticipate",   "probable",
"possible", "should", "continue", or similar terms, variations of those terms or the negative of those terms. Actual results may differ materially from those contemplated by the forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update and such forward-looking statements.


ITEM 1. CHANGES IN CONTROL OF REGISTRANT

Not Applicable.


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

Not Applicable.


ITEM 3. BANKRUPTCY OR RECEIVERSHIP

Not Applicable.


ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not Applicable.


ITEM 5. OTHER EVENTS

We are extremely pleased to announce that all of the logs pertaining to the Z2 Well, including the substantial 104-foot continuous pay zone, have been analyzed. After reviewing the sonic logs and the density-neutron logs, a decision to perforate and frac from 3,950 feet to 3,990 feet has been made. According to the logs, the highest fracture density appears to be within this depth. The operator feels that perforating and fracing should open up the entire 104-foot pay zone for recovery. This potentially new formation has not yet been exploited within the area, therefore the operator feels that if this shale formation holds the potential they believe is there, then 15 wells may not be nearly enough to adequately drain this potential pay source. Once crews can be assembled, the perforation and fracing procedures with commence. It is anticipated that once these processes are completed, the Z2 will be connected for sales to our existing production line on the Green Ranch Prospect within 14 days.

Professional Engineer for the Green Ranch Prospect, Larry Burroughs, believes that based upon his interpretations of the logs and all the data collected to




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date,  that the gas volume for the Z2  "calculates  to 3.866 BCF (billion  cubic feet) of gas for a 160 acre drainage area." Based on a current gas price of $6.10 per MCF (million cubic feet), a simple gross calculation of gas value would be 6.10 times 3.866 BCF would equal a gross value before any deductions of $23,582,600. The Green Ranch Prospect currently consists of 4,131 acres.

In other corporate news, the crews on the Z1 site are still working and we anticipate having an update regarding the oil recovery by Feb 21. The negotiations on the 50 well project in Saskatchewan, Canada are ongoing and a decision on this exciting project is expected shortly.

The Green Ranch Prospect is a proposed 15 well program consisting of 4,131 acres of leasehold on the Green Ranch in Stephens County, Texas. This leasehold is located approximately 50 miles northeast of Abilene, Texas and approximately 10 miles northwest of Breckenridge, Texas, along the North Stephens-Shackelford County line. The Green Ranch Prospect lies within an oil and gas producing province identified as Texas Railroad Commission District 7B, which encompasses 24 counties in North Central Texas. TRRC reports indicate District 7B has produced a total of 2.225 billion barrels of oil from 1935 through to June 2001. These reports also indicate the district has made 2.277 TCF of unassociated gas (gas wells) from 1970 through to June 2001. It is estimated that this district accumulated approximately 2.78 TCF of casinghead gas. During the year 2000, District 7B made 14.1 million barrels of oil, 18.6 BCF of casinghead gas and
45.3 BCF of unassociated gas. There has been over $1.9 million spent on the Green Ranch Prospect.

By interpreting the seismic data, several "bright spots" have been identified within the Bend Conglomerate and other formations within the prospect and are being targeted for testing. In 1997, a well drilled on one of the "bright spots" in the Conglomerate blew out around the surface casing, flowing at rates of 10 to 15 million cubic feet per day.

Bernard McDougall, our president stated, "Things are really moving forward in terms of the growth of MSEV. We are tremendously excited about the interpretation that the professional engineer has concluded. If those calculations and interpretations are correct, then we could be drilling on the Green Ranch Prospect for many years to come considering that the prospect is currently sized at 4,131 acres. What is equally exciting for our shareholders is that MSEV is the only US traded company involved in this potential world-class field. The next few months could be the most important stages of growth the company has gone through."

We are an emerging oil and gas company with the goal of becoming a mid-range oil and gas producer that focuses on the North American marketplace.


ITEM 6. RESIGNATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Not Applicable.


ITEM 7. FINANCIAL STATEMENTS

Not Applicable.


ITEM 8. CHANGE IN FISCAL YEAR

Not Applicable.


ITEM 9. REGULATION FD DISCLOSURE

Not Applicable.



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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


MICRON ENVIRO SYSTEMS, INC.



/s/ Bernard McDougall
------------------------------
Bernard McDougall
President & Director

Date:   February 19, 2003




























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